Exhibit 3.2

DRAFTKINGS INC.

AMENDED AND RESTATED BYLAWS

(the “Corporation”)

Article I

Stockholders

1.       Annual Meeting. The annual meeting of stockholders of the Corporation for the election of directors to succeed directors whose terms expire and for the transaction of such other business as may properly come before such meeting shall be held each year at the place, date and time determined by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.       Special Meetings. Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Articles of Incorporation of the Corporation (the “Articles of Incorporation”). The notice for every special meeting shall state the place (if any), date, hour and purposes of the meeting. Except as otherwise required by law, only the purposes specified in the notice of the special meeting shall be considered or dealt with at such special meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

3.       Place of Meeting. Meetings of stockholders may be held at such place, either within or without the State of Nevada, as may be designated in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications, including by webcast, in accordance with applicable law. The Board of Directors may also, in its sole discretion, determine that stockholders and proxy holders may attend and participate by means of remote communications in a stockholder meeting held at a designated place. As to any meeting where attendance and participation by remote communications authorized by the Board of Directors in its sole discretion (including any meeting held solely by remote communications), and subject to such guidelines and procedures as the Board of Directors may adopt for any meeting, stockholders and proxy holders not physically present at such meeting of the stockholders shall be entitled to: (i) participate in any meeting of the stockholders; and (ii) be deemed present in person and vote at such meeting of the stockholders whether such meeting is to be held at a designated place or solely by means of remote communications, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communications is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communications, a record of such vote or other action shall be maintained by the Corporation.

4.       Notice of Meetings. Except as otherwise provided by law or the Articles of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the Nevada Revised Statutes (the “NRS”)) by the stockholder to whom the notice is given, and such notice shall be deemed to be given at the time, if delivered by electronic mail when directed to an electronic mail address at which the stockholder has consented to receive notice, and if delivered by any other form of electronic transmission when directed to the stockholder. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived (i) in writing signed by the person entitled to notice thereof or (ii) by electronic transmission made by the person entitled to notice, either before or after such meeting. Notice will be waived by any stockholder by his or her attendance thereat in person, by remote communications, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

5.       Quorum. The holders of a majority of the voting power of all shares of the Corporation’s capital stock issued, outstanding and entitled to vote at a meeting, present in person, by means of remote communications, or represented by proxy, shall constitute a quorum. If, on any issue, voting by the holders of classes or series is required by Chapter 78 or 92A of the NRS, the Articles of Incorporation or these amended and restated bylaws (these “Bylaws”), the holders of at least a majority of the voting power, present in person, by means of remote communications, or represented by proxy, within each such class or series is necessary to constitute a quorum of each such class or series. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person, by means of remote communications, or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

6.       Adjournments. Any meeting may be adjourned from time to time by the Chairperson of the Board of Directors or by the vote of the holders of a majority of the votes properly cast upon the question, whether or not a quorum is present, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

7.       Organization.

(a)       Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the Chief Executive Officer or the President, or in the absence of the Chief Executive Officer and President by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.

(b)       The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken.

(c)       The chairperson of the meeting may appoint one or more inspectors of elections. The inspector or inspectors may (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the number of shares represented at a meeting and the validity of proxies or ballots; (iii) count all votes and ballots; (iv) determine any challenges made to any determination made by the inspector(s); and (v) certify the determination of the number of shares represented at the meeting and the count of all votes and ballots.

8.       Voting and Proxies.

(a)       Unless otherwise provided in Chapter 78 of the NRS, the Articles of Incorporation, or the resolution providing for the issuance of preferred stock or series of common stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation (if any such authority is so vested), each stockholder of record, or such stockholder’s duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder’s name at the close of business on the record date. So long as the Articles of Incorporation provide for more or less than one vote for any share on any matter, every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

(b)       All matters at any meeting at which a quorum is present, except the election of directors, shall be decided by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter in question, unless otherwise expressly provided by express provision of the Articles of Incorporation, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter. The election of directors shall be decided by the affirmative vote of the holders of at least a plurality of the votes of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote in an election of directors, unless otherwise expressly provided by the Articles of Incorporation. The stockholders do not have the right to cumulate their votes for the election of directors. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

(c)       Stockholders may vote either in person or by written proxy or express directly or by written proxy their consent or dissent to a corporate action taken without a meeting. Each such proxy shall be valid until its expiration or revocation in a manner permitted by the laws of the State of Nevada. A proxy may be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient to support an irrevocable power. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.

9.       Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of electronic communication or if attendance at and participation in the meeting is permitted by means of remote communications, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on or a reasonably acceptable electronic network, and the information required to access such list shall be provided with the notice of the meeting.

10.       Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

(a) The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 10 of Article I and the Stockholders Agreement, dated as of April 23, 2020, by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”).

(b) For any matter to be brought properly before the annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board of Directors (or a committee thereof), (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors (or a committee thereof) or (iii) brought before the annual meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 10 of Article I is delivered to the Secretary of the Corporation, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 10 of Article I.

In addition to any other requirements under applicable law and these Bylaws, even if such matter is already the subject of any notice to the stockholders or public announcement by the Board of Directors, written notice (the “Stockholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for stockholder action.

To be timely, the Stockholder Notice must be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (which, for purposes of the Corporation’s first annual meeting of stockholders after its shares of common stock are first publicly traded, has occurred on April 23, 2020); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the close of business on the later of (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.

A Stockholder Notice must contain the following information:

(i)	whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter the Stockholder Notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”);

(ii)	the name and address of all Interested Persons;

(iii)	a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons;

(iv)	whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the Stockholder Notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof;

(v)	a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Stockholder Notice;

(vi)	a representation whether any Interested Person, will be or is part of a group that will (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;

(vii)	a certification regarding whether the Interested Persons have complied with all applicable federal, state and other legal requirements in connection with the acquisition of shares of capital stock or other securities of the Corporation; and

(viii)	any other information relating to such Interested Persons required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The Stockholder Notice shall be supplemented and updated from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date.

Any Stockholder Notice relating to the nomination of directors must also contain:

(i)	the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation);

(ii)	each nominee’s signed consent to serve as a director of the Corporation if elected; and

(iii)	whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).

The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Corporation.

Any Stockholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders (and, in the event that such proposal is to amend these Bylaws, the language of the proposed amendment) and (ii) a brief written statement of the reasons why such stockholder favors the proposal, including any material interest in such proposal of any Interested Person.

Notwithstanding anything in this Section 10(b) of Article I to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board shall have been publicly announced or disclosed.

(c) For any matter to be brought properly before a special meeting of stockholders, the matter must be set forth in the Corporation’s notice of the meeting given by or at the direction of the Board of Directors. In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of the meeting, if the Stockholder Notice required by Section 10(b) of Article I hereof shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting are publicly announced or disclosed.

(d) For purposes of this Section 10 of Article I, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e) Only persons who are nominated in accordance with either the procedures set forth in this Section 10 of Article I or the terms and conditions of the Stockholders Agreement, shall be eligible for election as directors of the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 10 of Article I. This Section 10 of Article I shall not apply to stockholders proposals made pursuant to Rule 14a-8 under the Exchange Act. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over shares of common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances.

(f) The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 10 of Article I and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 10 of Article I, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Article II

Directors

1.       Powers. The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.       Election and Qualification. The total number of directors constituting the entire Board of Directors shall be fixed in the manner provided in the Articles of Incorporation. Directors need not be stockholders.

3.       Vacancies: Reduction of Board. Subject to the provisions of the Articles of Incorporation and the terms and conditions of the Stockholders Agreement, a majority of the Directors then in office, whether less than a quorum or otherwise, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of Directors.

4.       Tenure. Except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws, Directors shall hold office until the next annual meeting of the stockholders and their successors are duly elected and qualified or until their earlier resignation or removal. Any Director may resign by delivering his or her written resignation to the Board of Directors or to the Chief Executive Officer, President or Secretary of the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.       Removal. A director may be removed from the Board of Directors by the stockholders of the Corporation only as provided in the Articles of Incorporation and in accordance with the terms and conditions of the Stockholders Agreement.

6.       Meetings. Regular meetings of the Board of Directors may be held without notice at such time, date and place (if any) as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, in writing, by the Chairperson, the Chief Executive Officer, the President, or two or more Directors (or the sole Director, if applicable), and designating the time, date and place (if any) thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

7.       Notice of Meetings. Notice of the time, date and place (if any) of all special meetings of the Board of Directors shall be given to each Director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the Directors calling the meeting. Notice shall be given to each Director in person or by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address at least forty-eight (48) hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice is executed by him before or after the meeting, or if communication with such Director is unlawful, and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

8.       Quorum. At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

9.       Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, a majority of the Directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law or by the Articles of Incorporation.

10.       Action without a Meeting. Unless otherwise restricted by the Articles of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or committee thereof may be taken without a meeting if all members of the Board of Directors or committee thereof consent thereto in writing or by electronic transmission, and such writings or electronic transmissions are filed with the records of the meetings of the Board of Directors or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a vote of the Board of Directors or committee thereof for all purposes.

11.       Committees. The Board of Directors, by vote of a majority of the Directors then in office, may establish one or more committees, each committee to consist of one or more Directors, and may delegate thereto some or all of its powers except those which by law or by the Articles of Incorporation may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these Bylaws for the Board of Directors. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, unless the committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum is established by the Board. The vote of a majority of the members present at a meeting of the committee at the time of such vote if a quorum is then present shall be the act of such committee. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board of Directors may abolish any committee at any time. Each such committee shall report its action to the Board of Directors who shall have power to rescind any action of any committee without retroactive effect.

12.       Compensation. Directors who are not salaried officers of the Corporation may receive a fixed sum per meeting attended or a fixed annual sum, or both, and such other forms of reasonable compensation as may be determined by resolution of the Board of Directors. All directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. Any director may serve the Corporation in any other capacity and receive proper compensation therefor. If the Board of Directors establishes the compensation of directors pursuant to this Section 12, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence.

13.       Chairperson. The Chairperson of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and of the Board of Directors. The Chairperson of the Board of Directors shall have such other powers and perform such other duties as the Board of Directors may from time to time designate.

14.       Protection of Confidential Information; Recusal from Meetings. Each director acknowledges that as part of his or her service to the Corporation, and the exercise of his or her fiduciary duties on behalf of the Corporation, the director may receive confidential information of the Corporation (and its customers, strategic partners, vendors and suppliers). This confidential information includes, without limitation, nonpublic financial information, business and market strategy reports and presentations, pricing information, research and development activities, plans and strategies (including reports and presentations to the Board of Directors), invention disclosures, patentable and unpatentable inventions, technical specifications and information, and other scientific data, laboratory notebooks, unpublished patent or invention disclosures blueprints, biological and chemical compounds and properties, scientific reports, technical specifications and data, whether in hard copy or electronic media. Each director shall not use or disclose such confidential information for any purpose other than to promote and serve the best interests of the Corporation and its stockholders.

Article III

Officers

1.       Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Treasurer, a Secretary, and such other officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

2.       Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected by the Board of Directors. Other officers may be chosen by the Board of Directors at such meeting or at any other meeting.

3.       Qualification. No officer need be a stockholder or Director. Any two or more offices may be held by the same person.

4.       Tenure. Except as otherwise provided by the Articles of Incorporation, each of the officers of the Corporation shall hold his or her office until his or her successor is duly elected and qualified or until his earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.       Removal. The Board of Directors may remove any officer with or without cause by a vote of a majority of the entire number of Directors then in office.

6.       Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

7.       Chief Executive Officer. The Board of Directors may elect a chief executive officer who, subject to the direction of the Board of Directors, shall have the ultimate responsibility for the management and control of the business and affairs of the Corporation, and shall perform such other duties and have such other powers which are delegated to him or her by the Board of Directors, these Bylaws or as may be provided by law.

8.       President and Vice Presidents. The President shall be the chief operating officer of the Corporation and shall have general charge of its business operations, subject to the direction of the Board of Directors. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders or Board of Directors if the President is unable to do so for any reason.

Any Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers and responsible of and be subject to all the restrictions upon the President.

9.       Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

10.       Secretary and Assistant Secretaries. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors in books kept for that purpose. In his or her absence from any such meeting an Assistant Secretary, or if he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.

The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors, Chief Executive Officer or the President.

Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

11.       Other Powers and Duties. Subject to these Bylaws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board of Directors.

Article IV

Capital Stock

1.       Certificates of Stock and Uncertificated Shares. Unless the Board of Directors has provided by resolution that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares, each stockholder shall be entitled to a certificate of stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Such certificate shall be signed by the Chairperson or Vice-Chairperson of the Board of Directors or the Chief Executive Officer, President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Such signatures may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall, at the option of the Board of Directors or as otherwise stated in the Articles of Incorporation, be permitted to issue fractional shares.

2.       Record Holders. Except as may otherwise be required by law, by the Articles of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws. It shall be the duty of each stockholder to notify the Corporation of his or her post office address.

3.       Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, more than ten (10) days after the date on which the resolution fixing the record date for stockholder consent without a meeting is established, nor more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (b) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

4.       Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Article V

Indemnification

1.       Indemnification of Directors and Officers. The Corporation shall, to the fullest extent permitted by Nevada law, indemnify any person who is or was a director or officer of the Corporation or is or was a director or officer of the Corporation serving at the Corporation's request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity (each such person, an “Indemnitee”) against expenses, including without limitation attorneys’ fees, costs, expenses, judgments, fines, and amounts paid in settlement (collectively, “Expenses”), actually and reasonably incurred by the Indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether or not an action, suit or proceeding by or in the right of the Corporation, to which the Indemnitee is, was, or is threatened to be made a party by reason of being an Indemnitee.

2.       Indemnification Against Expenses. The Expenses of Indemnitees must be paid or reimbursed by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit, proceeding or claim described in Section 1 of this Article V, to the fullest extent permitted by Nevada law.

3.       Indemnification of Employees and Other Persons. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

4.       Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

5.       Non-Exclusivity of Indemnification Rights. The rights of indemnification set out in this Article V shall be in addition to and not exclusive of any other rights to which any Indemnitee may be entitled under the Articles of Incorporation, Bylaws, any other agreement with the Corporation, any action taken by the stockholders or disinterested directors of the Corporation, or otherwise. The indemnification provided under this Article V shall inure to the benefit of the heirs, executors, and administrators of an Indemnitee.

6.       Amendment. The provisions of this Article V may be amended as provided in Article VI; provided, however, no amendment or repeal of such provisions which adversely affects the rights of a director or officer under this Article V with respect to his or her acts or omissions prior to such amendment or repeal, shall apply to him without his or her consent.

Article VI

Miscellaneous Provisions

1.       Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31st of each year.

2.       Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

3.       Notices and Waivers Thereof. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, whenever by law or under the provisions of the Articles of Incorporation or these Bylaws notice is required to be given to any Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service, addressed to such Director or stockholder, at the address of such Director or stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or upon delivery, if given by courier service. Notice to Directors or stockholders may also be given by telephone, telegram, facsimile, electronic mail, electronic transmission or similar medium of communication or as otherwise may be permitted by these Bylaws. If such notice is delivered to a Director or stockholder by electronic mail, such notice shall be deemed given when directed to the electronic mail address provided by such Director or stockholder, and if such notice is delivered by any other electronic transmission, such notice shall be deemed given when directed to such Director or stockholder.

Whenever any notice is required to be given by law or under the provisions of the Articles of Incorporation or these Bylaws, a waiver thereof, in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the sole and express purpose of objecting, at the time of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

4.       Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations authorized to be executed by an officer of the Corporation in its behalf shall be signed by the Chief Executive Officer, President, Treasurer or Secretary, or by any other officer of the Corporation designated by the Board of Directors or Chief Executive Officer, except as the Board of Directors may generally or in particular cases otherwise determine.

5.       Voting of Securities. Unless otherwise provided by the Board of Directors, the Chief Executive Officer, President, Treasurer or Secretary may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.

6.       Resident Agent. The Board of Directors may appoint a resident agent in any jurisdiction upon whom legal process may be served in any action or proceeding against the Corporation.

7.       Corporate Records. The original or attested copies of the Articles of Incorporation, these Bylaws and the records of all meetings of the incorporator, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent. The books of the Corporation may be kept at such place or places within or without the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in these Bylaws.

8.       Articles of Incorporation. All references in these Bylaws to the Articles of Incorporation shall be deemed to refer to the Articles of Incorporation of the Corporation, as amended and in effect from time to time.

9.       Amendments. These Bylaws may be amended or repealed or additional Bylaws adopted by the stockholders or by the Board of Directors; provided that (a) the Board of Directors may not amend or repeal this Section 9 of Article VI or any provision of these Bylaws which by law, by the Articles of Incorporation or by these Bylaws requires action by the stockholders, and (b) any amendment or repeal of these Bylaws by the Board of Directors and any Bylaw adopted by the Board of Directors may be amended or repealed by the stockholders.

10.       Conflicts. In the event of any conflict between these Bylaws or any stockholders, voting, investor rights or other agreement to which the Corporation and the holders of shares of any class or series of capital stock of the Corporation are a party, then such agreement shall govern. In the event of any conflict between these Bylaws and the Articles of Incorporation, the Articles of Incorporation shall govern.

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Adopted by the Board of Directors: April 23, 2020.

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